Exhibit 99.1

LINCOLN EDUCATIONAL SERVICES CORPORATION
REPORTS SECOND QUARTER RESULTS

West Orange, New Jersey, August 3, 2011 —Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”), a leading provider of diversified career-oriented post-secondary education, today reported second quarter results.

Second Quarter 2011 Highlights

•	Revenue of $128.2 million, a 16.1% decrease from $152.8 million in the prior-year quarter.
•	Operating income margin decreased 776 basis points to 7.3% from 15% in the prior-year quarter.
•	Diluted earnings per share were $0.22 for the quarter as compared to $0.50 in the prior-year quarter.
•	Average student population declined 20.2% from the prior-year quarter.
•	Student starts decreased 47.8% for the quarter as compared to the prior-year quarter.

Comment

“During the first half of 2011, we made certain changes to our business model to address a challenging regulatory environment, anticipation of final rules under gainful employment and assumed the end of the existing 90/10 regulatory remedies,” said Shaun McAlmont, Lincoln’s President and Chief Executive Officer. “In June, the Department of Education published final gainful employment regulations, which provided some additional clarity. We believe that the changes we made resulted in the gainful employment regulations having minimal impact to our business. However, we believe the current weak economic environment, combined with the disruption caused by the modifications in our business model, has resulted in continued weakness in student starts.  This has negatively impacted revenue and profitability for the first half of the year and is expected to continue to impact our operations for the remainder of the year, albeit on a smaller scale. Accordingly, we are actively managing the company to ensure that our expenses are commensurate with our student population.”

While our visibility continues to be limited, we expect gradual improvement in student starts. We are seeing a positive impact on student retention which we believe will continue to impact our business through the end of the year. We believe that the decline in student starts over the past four quarters will moderate in the later part of the year and will be behind us in early 2012.

Our 2011 start performance is expected to have a negative impact on our 2012 revenue and profitability. Accordingly, we are managing expenses to ensure that we maintain profitability on the assumption that our revenues reach a low point of $450 million to $500 million.”

Mr. McAlmont concluded, “We have made many difficult decisions in the last year to ensure the long term viability and success of our company.  We are confident in our decisions and believe that we are better positioned today to deliver successful outcomes to our students and long term growth to our investors. We remain committed to our long term growth strategies of acquisitions, new campus openings and online program offerings.  We ultimately expect to emerge from these challenging times a stronger company and a leading provider of career and technical programs.”

2011 Guidance–

➢
For the third quarter of 2011, we expect revenues of $125.0 million to $130.0 million, representing a decrease of approximately 24% over the third quarter of 2010, and diluted EPS of $0.08 to $0.12, representing a decrease of approximately 87% over the third quarter of 2010.  Guidance for the third quarter of 2011 is based on an expected decrease in student starts of 30% to 35% over the same period in 2010.

➢
For the full year, we are reducing our revenue forecast to give effect to the higher than anticipated decrease in student starts in the first half of the year.  As a result, we now expect revenue of $500 million to $525 million, representing a decrease of approximately 18% to 22% over 2010.

➢
We are actively managing our expenses to better align them to our expectations for student population.  We are lowering our previous full year diluted EPS guidance range of $1.00 to $1.25, representing a decrease of approximately 55% to 64% from 2010.

➢
We now expect a decrease in expected student starts of 30% to 35% over 2010.  Student starts are expected to decline at a lower rate in the second half of the year.  Our forecast includes the opening of three new campuses in 2011 and the expansion of our program offerings at our relocated Denver campus.

➢
The Board of Directors has set the record and payment dates for the dividend for the third quarter of 2011.   The cash dividend of $0.25 per share will be payable on September 30, 2011 to shareholders of record on September 15, 2011.

Second Quarter 2011 Operating Performance

Revenue decreased 16.1% to $128.2 million in the second quarter from $152.8 million in the prior-year quarter. This decrease was primarily attributable to a 20.2% decrease in average student population.  The decrease in average student population is due to adjustments in our business model to better align with the Department of Education’s increased emphasis on student outcomes and our efforts to comply with the 90/10 rule.  As part of these measures we have implemented a more selective student enrollment policy to ensure that we enroll students that demonstrate a strong ability to achieve successful student outcomes, including higher graduation rates, repayment rates and lower student debt levels.  We have also restructured certain programs and altered program offerings at some of our campuses which resulted in lower financial aid funding availability and higher student cash contributions during the quarter.  These changes, coupled with the current economic conditions, have resulted in a significant decline in student starts at these campuses. We believe these changes will lead to improvement in our 90/10 ratios and facilitate our compliance with the 90/10 rule.  Average revenue per student increased 5.2% in the second quarter primarily from tuition increases which ranged from 3% to 5% annually and from changes to some of our program offerings which shortened the delivery time of these programs and slightly accelerated revenue.

Operating income decreased 59.4% to $9.3 million in the second quarter from $23.0 million in the prior-year quarter. Operating income margin decreased to 7.3% in the first quarter from 15.0% in the prior-year quarter.

Educational services and facilities expenses decreased 6.0% to $54.6 million in the second quarter of 2011 from $58.1 million in the prior-year quarter. This decrease was due to lower books and tools expense, lower instructional expenses and lower facilities expenses partially offset by an increase in depreciation expense.  The decrease in books and tools expense was attributable to a reduction in average student population resulting from a decline in student starts of approximately 3,900 for the quarter ended June 30, 2011, compared to the quarter ended June 30, 2010 as well as the timing of class starts.  The decrease in instructional expenses was due to a reduction in the number of instructors at all of our campuses except our three new campuses.  Facilities expenses partially decreased as a result of rent savings in connection with two relocated campuses in 2010, partially offset by additional facility expenses at our three new campuses.  The increase in depreciation expense was due to higher capital expenditures in 2010.  We strive to align our costs and expenses throughout the year to our student population.  As our population increases or decreases we align our personnel and our expenses to the extent possible to meet the needs of our existing population.  As a result of the foregoing, educational services and facilities expense, as a percentage of revenue, increased to 42.6% in the second quarter from 38.0% in the prior-year quarter.

Selling, general and administrative expenses decreased 10.4% to $64.2 million in the second quarter from $71.7 million in the prior-year quarter.  The decrease reflects a reduction in administrative expenses and sales and marketing expenses.  The decrease in administrative expenses was primarily due to a decrease in bad debt expense and a reduction in compensation and benefits.  These reductions were offset by additional administration expenses at our three new campuses and implementation costs in connection with the new financial accounting system.  Bad debt expense decreased to 5.8% of revenue, in the second quarter of 2011 from 6.6% of revenue, in the prior-year quarter.  This decrease is due to our continuing efforts to improve financial aid processing through centralized back office administration of our financial aid department.  The number of day’s revenue outstanding at June 30, 2011 decreased to 18.4 days, compared to 23.6 days at June 30, 2010.  As of June 30, 2011, we had outstanding loan commitments to our students of $16.7 million as compared to $14.1 million at March 31, 2011.  Loan commitments, net of interest that would be due on the loans through maturity, were $14.4 million at June 30, 2011 as compared to $12.8 million at March 31, 2011.

The decrease in sales and marketing was primarily due to a $3.1 million decrease in marketing initiatives, partially offset by $0.4 million of additional marketing costs for our three new campuses.  In addition, sales compensation and benefits expenses declined by $0.7 million offset by $0.4 million of additional sales expenses for our three new campuses.

As a percentage of revenue, selling, general and administrative expenses increased to 50.1% in the second quarter of 2011 from 46.9% in the prior-year quarter.

Net income decreased 62.6% to $4.9 million in the second quarter from $13.2 million in the prior-year quarter. Diluted earnings per share decreased 56.0% to $0.22 in the second quarter of 2011 from $0.50 in the second quarter of 2010.

Balance Sheet

Lincoln had $30.3 million of cash and cash equivalents at June 30, 2011 compared with $66.0 million at December 31, 2010.  Total debt and capital lease obligations decreased to $36.7 million at June 30, 2011 from $56.9 million at December 31, 2010.  Stockholders’ equity increased to $239.6 million at June 30, 2011 from $222.5 million at December 31, 2010.

Dividends

On November 3, 2010 our Board of Directors declared an annual cash dividend of $1.00 per share of common stock outstanding, payable quarterly.  The dividend was recorded as a reduction to retained earnings as of December 31, 2010 and adjusted for actual payments as of December 31, 2010, March 31, 2011 and June 30, 2011.  The record date for the third quarterly dividend payment of $5.6 million was June 15, 2011 and the payment date was June 30, 2011.  The establishment of future record and payment dates is subject to the final determination of our Board of Directors.

Student Metrics

Starts and Population

	Three Months Ended
	June 30,
	2011	2010	Change

Student Starts	4,219	8,082	-47.8%
Average population	24,711	30,965	-20.2%
End of period population	22,262	29,934	-25.6%

Average Population Mix by Vertical

	June 30,
	2011	2010

Health sciences	39.0%	40.1%
Automotive	32.0%	29.6%
Skilled trades	10.6%	11.6%
Hospitality services	9.7%	9.0%
Business & IT	8.7%	9.7%
	100.0%	100.0%

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com.  Participants can also listen to the conference call by dialing 866-831-6243 (domestic) or 617-213-8855 (international) and citing code 89517821. Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and citing code 14061045.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: health sciences, automotive technology, skilled trades, business and information technology and hospitality services.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 45 campuses in 17 states under 5 brands: Lincoln College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Euphoria Institute of Beauty Arts and Sciences, and Lincoln College of New England.   As of June 30, 2011, 22,262 students were enrolled at Lincoln’s campuses.

Safe Harbor

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements, which are not historical facts, contain information regarding our current beliefs and plans and expectations and involve significant risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements.  Included among such statements is our Board’s intention to announce regular quarterly cash dividends and its expectations regarding the dividend level.  For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements and that could affect payment by the Company of cash dividends , see Lincoln’s Annual Report on Form 10-K for the year ended December 31, 2010 and certain of Lincoln’s other SEC filings. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

(Please see financial attachments.)

Contacts:
Cesar Ribeiro
973-736-9340

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share amounts)

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)

	2011	2010	2011	2010

REVENUE	$128,224	$152,795	$273,582	$305,261
COSTS AND EXPENSES:
Educational services and facilities	54,619	58,118	113,635	116,987
Selling, general and administrative	64,237	71,705	132,124	139,978

Loss (gain) on sale of assets	30	(11)	9	(7)
costs and expenses	118,886	129,812	245,768	256,958
OPERATING INCOME	9,338	22,983	27,814	48,303
OTHER:
Interest income	2	19	5	21
Interest expense	(1,094)	(1,101)	(2,186)	(2,296)
Other income	8	48	13	48
INCOME BEFORE INCOME TAXES	8,254	21,949	25,646	46,076
PROVISION FOR INCOME TAXES	3,324	8,754	10,360	18,420
NET INCOME	$4,930	$13,195	$15,286	$27,656

Earnings per share - Basic	$0 .22	$0.51	$0.70	$1.08

Earnings per share – Diluted	$0 .22	$0.50	$0.68	$1.05

Weighted average number of common shares outstanding:
Basic	21,990	25,780	21,966	25,670
Diluted	22,561	26,439	22,490	26,387

Other data:

EBITDA (1)	$16,126	$29,798	$41,515	$61,571
Depreciation and amortization	6,780	6,767	13,688	13,220
Number of campuses	45	43	45	43
Average enrollment	24,711	30,965	26,580	30,919
Stock-based compensation	814	567	2,130	1,247
Net cash provided by operating activities	4,110	3,780	19,149	24,935
Net cash used in investing activities	(11,825)	(9,231)	(23,336)	(23,635)
Net cash used in financing activities	$(5,658)	$(151)	$(31,517)	$(19,186)

Selected Consolidated Balance Sheet Data:	June 30,
(In thousands)	2011

Cash and cash equivalents	$30,291
Current assets	78,742
Working deficit	(13,400)
Total assets	380,443
Current liabilities	92,142
Long-term debt and capital lease obligations, including current portion	36,747
Total stockholders’ equity	$239,585

(1) Reconciliation of Non-GAAP Financial Measures

EBITDA is a measurement not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  EBITDA is presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies. Following is a reconciliation of income from continuing operations to EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)

	2011	2010	2011	2010

Net Income	$4,930	$13,195	$15,286	$27,656
Interest expense, net	1,092	1,082	2,181	2,275
Provision for income taxes	3,324	8,754	10,360	18,420
Depreciation and amortization	6,780	6,767	13,688	13,220
EBITDA	$16,126	$29,798	$41,515	$61,571

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